Exhibit 3.1

Onyx Acquisition Co. I

(the “Company” or “Onyx”)

EXTRACT OF MINUTES OF AN EXTRAORDINARY GENERAL MEETING OF THE COMPANY HELD VIRTUALLY AND AT THE OFFICES OF KIRKLAND & ELLIS LLP LOCATED AT 609 MAIN STREET, HOUSTON, TEXAS 77002, UNITED STATES OF AMERICA AND VIRTUALLY VIA LIVE WEBCAST ON 29 JANUARY 2024 AT 4:00 PM (EASTERN TIME)

The Chairman noted that the purpose of calling the Meeting was for the Shareholders to consider and, if thought fit, approve proposals contained in the Notice and which are set out below.

1.	Proposal No. 1 – The Extension Amendment Proposal

RESOLVED, as a special resolution THAT, effective immediately, the Memorandum and Articles be amended by:

(a) amending Article 168(a) by deleting the following introduction of such sub- section:

“In the event that either the Company does not consummate a Business Combination by February 7, 2024, or such later time as the Members of the Company may approve in accordance with the Articles or a resolution of the Company’s Members is passed pursuant to the Companies Act to commence the voluntary liquidation of the Company prior to the consummation of a Business Combination for any reason, the Company shall:”;

and replacing it with the following:

“In the event that either the Company does not consummate a Business Combination by November 5, 2024, or such later time as the Members of the Company may approve in accordance with the Articles or a resolution of the Company’s Members is passed pursuant to the Companies Act to commence the voluntary liquidation of the Company prior to the consummation of a Business Combination for any reason, the Company shall:”; and

(b) amending Article 168(b) by deleting the words:

“by February 7, 2024”

and replacing them with the words:

“by November 5, 2024”.

2.	Voting

2.1 The resolutions referenced above were then put to the meeting.

2.2 The Chairman declared that the resolutions referenced above were approved.

3.	Confirmation

Signed as an accurate record of the proceedings of the Meeting.

/s/ Benjamin Lerner
Benjamin Lerner, Secretary of the Meeting
Date: 29 January 2024